Exhibit (e)(4)

February 2, 2014

John Hughes

Chairman of the Board

Ryan McKendrick

President and CEO

AMCOL International Corporation

2870 Forbs Avenue

Hoffman Estates, IL 60192

Dear John and Ryan:

In connection with the consideration by Imerys SA (“Imerys”) of a possible negotiated transaction (a “Potential Transaction”) between Imerys and AMCOL International Corporation (the “Company”, and collectively with Imerys, the “parties”), the Company and Imerys hereby agree as follows:

During the period from the date hereof and ending at 6:00 pm. Paris time on the date that is twelve (12) days after the date of the delivery of the draft merger agreement by the Company to Imerys, such twelve-day period to begin with the first full day following the delivery date (provided that if the end of the period is on a Saturday or Sunday, the end of the period shall be on the next weekday) (as may be extended, the “Exclusivity Period”), the Company and its affiliates, employees, representatives and advisors will deal and work exclusively with Imerys, its representatives and its advisors regarding a Potential Transaction, and the Company will not, and will cause its affiliates and its and their officers, directors, affiliates, employees, agents, representatives and advisors (including, without limitation, the Company’s and/or the Board’s financial advisors) not to, directly or indirectly, (a) initiate, solicit or facilitate or encourage the making of any inquiries, offers or proposals constituting or reasonably expected to lead to, (b) participate in any discussions or negotiations regarding, (c) respond to any inquiries regarding, or provide any non-public information concerning, the Company or its subsidiaries or affiliates (except that the Company, directly or through its authorized representatives, may simply advise any third party who has made such an inquiry that the Company is not in a position to enter into discussions or negotiations with respect to a Third Party Transaction (defined below)), (d) agree to accept, recommend or endorse or (e) authorize, propose or enter into any letter of intent, term sheet, contract or other agreement with respect to, an agreement, offer or proposal for, or any indication of interest in, any purchase, merger, tender offer, business combination, consolidation, recapitalization, reorganization, share exchange, liquidation, dissolution or winding-up or similar transaction, or sale of material assets of the Company, or any other similar transaction involving or otherwise relating to the Company and/or any of its subsidiaries (each of the foregoing, a “Third Party Transaction”), during the Exclusivity Period. The Company will also cease, and will cause any and all representatives of the Company to cease, any current discussions or negotiations relating in any way to a Third Party Transaction other than with respect to Imerys, its affiliates and their respective representatives. The Company agrees that irreparable damage would occur in the event that the provisions of this paragraph were not performed in accordance with its terms or were otherwise breached. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. It is accordingly agreed that the Imerys shall, without proof of actual damages or posting of a bond as a remedy for any such breach or threatened breach, be entitled to an injunction or injunctions to prevent breaches of this paragraph and to enforce specifically its terms and provisions of this letter agreement in any state or Federal court, in each case located in the State of Delaware, this being in addition to any other remedy to which it is entitled at law or in equity.

This letter agreement, together with the confidentiality letter agreement between the parties dated as of December 12, 2013 and the confidentiality letter agreement between the parties dated as of February [    ], 2014, contains the entire agreement between the parties concerning the subject matter herein, and no modification of this letter agreement or any waiver of the terms and conditions hereof or thereof shall be binding upon either party unless approved in writing by each party. This letter agreement shall inure to the benefit of the parties hereto and their successors and permitted assigns. Any assignment of this letter agreement by either party without the prior written consent of the other shall be void. This letter agreement may be executed in counterparts (including, without limitation, via facsimile or electronic transmission), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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If the Company is in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

IMERYS SA

By:	/s/ Denis Musson
Name:	Denis Musson
Title:	Group General Counsel of Company Secretary

Confirmed and Agreed to:

AMCOL INTERNATIONAL CORPORATION

By:
Name:
Title:

If the Company is in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

IMERYS SA

By:
Name:
Title:

Confirmed and Agreed to:

AMCOL INTERNATIONAL CORPORATION

By:	/s/ Ryan F. McKendrick

Name:	Ryan F. McKendrick

Title:	President and Chief Executive Officer